EXHIBIT 10.33

UNITED DEVELOPMENT FUNDING IV
RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT, (the “Agreement”), dated as of February 21, 2014 (the “Grant Date”), is made by and between United Development Funding IV, a Maryland corporation (the “Trust”), and Stacey Dwyer (the “Grantee”).

WHEREAS, the Trust has determined to grant to the Grantee 82,410 common shares of beneficial interest, par value $0.01 per share, of the Trust (the “Shares”), subject to the terms and conditions specified in this Agreement;

WHEREAS, the Grantee is a natural person who is providing bona fide services to the Trust on the date of this Agreement;

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Grant of Restricted Stock

The Trust hereby grants to the Grantee 82,410 Shares (the “Restricted Shares”) on the terms and conditions set forth in this Agreement.

Section 2. Terms and Conditions of Award

The grant of Restricted Shares provided in Section 1 shall be subject to the following terms, conditions and restrictions:

(a)          Restrictions. The Restricted Shares, and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, prior to the lapse of restrictions set forth in this Agreement applicable thereto, as set forth in Section 2(d). The Trust’s board of directors (the “Board”) may in its discretion, cancel all or any portion of any outstanding restrictions prior to the expiration of the period provided under Section 2(d). The period from the date of grant of the Restricted Shares to the date they become vested and payable shall be referred to herein as the “Restricted Period.”

(b)          Dividends. The Grantee shall be paid in cash, as of each date on which cash dividends and cash distributions are paid with respect to Shares underlying as yet unpaid Restricted Shares, an amount equal to the amount paid to each Trust shareholder with respect to the same number of Shares.

(c)          Voting Rights. The Grantee shall be entitled to vote the Restricted Shares while they are outstanding on all matters with respect to which Shares are eligible to vote.

(d)          Lapse of Restrictions; Forfeiture. Except as may otherwise be provided herein, the Restricted Shares shall vest and become nonforfeitable annually over four years after the Grant Date, subject to the Grantee’s continuing to provide service as an officer of the Trust as of each such vesting date. Specifically 20,602.5 Shares of the Restricted Shares shall vest and become nonforfeitable on each of the first, second, third and fourth anniversaries of the Grant Date, subject to the Grantee’s continuing to provide service as an officer of the Trust as of each such vesting date. Notwithstanding the foregoing, the Restricted Shares shall become immediately vested, payable and free of transfer restrictions upon a Change in Control.

Upon termination of the Grantee’s service as an officer of the Trust, any as yet unvested Restricted Shares shall be immediately forfeited, and neither the Grantee nor any of the Grantee’s successors or assigns shall thereafter have any further rights or interests in such Shares.

For purposes of this Agreement, “Change in Control” means a change in ownership or effective control of the Trust, or a change in the ownership of a substantial portion of the assets of the Trust, in any case, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended; provided, however, that a transaction or series of transactions effected with UMTH General Services, L.P., a Delaware limited partnership and/or any affiliate thereof, through the acquisition of Shares or other Trust securities (regardless of the form of such transaction or series of transactions), changes to the membership of the Board, shall not constitute a Change of Control for purposes hereof.

(e)          Share Certificate. During the Restricted Period, the stock certificate for the Restricted Shares shall include such legends as determined by the Trust.

Section 3. Adjustments

In the event that the Board shall determine that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the Grantee, then the Board shall make equitable changes or adjustments to the number and kind of Shares issued hereunder. In addition, the Board may determine that any such equitable adjustment may be accomplished by making a payment to the Grantee, in the form of cash or other property (including but not limited to additional Shares). Any determination by the Board pursuant to this Section 3 shall be binding on the Grantee if done in good faith.

Section 4. Miscellaneous

(a)          Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Trust to the Corporate Counsel of the Trust at the principal office of the Trust and, in the case of the Grantee, at the address most recently on file with the Grantee’s employer.

(b)          No Right to Continued Service. Nothing in this Agreement shall confer upon the Grantee any right to continue in the service of the Trust or shall interfere with or restrict in any way the right of the Trust, which is hereby expressly reserved, to terminate the Grantee’s service at any time for any reason whatsoever, with or without “cause”.

(c)          Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Trust, its successors and assigns, and of the Grantee and the Grantee’s successors and assigns.

(e)          Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(f)          Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(g)          Entire Agreement. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(h)          Governing Law. This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Maryland.

(i)          Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(j)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the 21st day of February, 2014.

UNITED DEVELOPMENT FUNDING IV

By: /s/ Hollis M. Greenlaw
Name: Hollis M. Greenlaw
Title: Chief Executive Officer

GRANTEE

By: /s/ Stacey H. Dwyer
Name: Stacey H. Dwyer